UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.    )

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ARISTA NETWORKS, INC.

(Name of Registrant as Specified In Its Charter)

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ARISTA NETWORKS, INC.

5453 GREAT AMERICA PARKWAY

SANTA CLARA, CALIFORNIA 95054

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held at 10:00 a.m. Pacific Time on Monday, June 1, 2015

Dear Stockholders of Arista Networks, Inc.:

The 2015 annual meeting of stockholders (the “Annual Meeting”) of Arista Networks, Inc., a Delaware corporation, will be held on Monday, June 1, 2015 at 10:00 a.m. Pacific Time, at the Company’s headquarters located at 5453 Great America Parkway, Santa Clara, California 95054, for the following purposes, as more fully described in the accompanying proxy statement:

1. To elect two Class I directors to serve until the 2018 annual meeting of stockholders and until their successors are duly elected and qualified;

2. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2015; and

3. To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Our board of directors has fixed the close of business on April 8, 2015 as the record date for the Annual Meeting. Only stockholders of record on April 8, 2015 are entitled to notice of and to vote at the Annual Meeting. Further information regarding voting rights and the matters to be voted upon is presented in the accompanying proxy statement. If you plan on attending this year’s annual meeting as a stockholder, you must follow the instructions, as explained on page 3 of the proxy statement.

On or about April 22, 2015, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement for our annual meeting and our annual report to stockholders. This Notice provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of proxy materials by mail. This proxy statement and our annual report can be accessed directly at the following Internet address: www.proxyvote.com. All you have to do is enter the control number located on your proxy card.

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting, we urge you to submit your vote via the Internet, telephone or mail.

We appreciate your continued support of Arista Networks, Inc. and look forward to either greeting you personally at the Annual Meeting or receiving your proxy.

By order of the Board of Directors, Jayshree Ullal Chief Executive Officer, President and Director Santa Clara, California April 22, 2015

i

ARISTA NETWORKS, INC.

PROXY STATEMENT

FOR 2015 ANNUAL MEETING OF STOCKHOLDERS

To Be Held at 10:00 a.m. Pacific Time on Monday, June 1, 2015

This proxy statement and the enclosed form of proxy are furnished in connection with the solicitation of proxies by our board of directors for use at the 2015 annual meeting of stockholders of Arista Networks, Inc., a Delaware corporation, and any postponements, adjournments or continuations thereof (the “Annual Meeting”). The Annual Meeting will be held on Monday, June 1, 2015 at 10:00 a.m. Pacific Time, at the Company’s headquarters located at 5453 Great America Parkway, Santa Clara, California 95054. The Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this proxy statement and our annual report is first being mailed on or about April 22, 2015 to all stockholders entitled to vote at the Annual Meeting.

The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement and references to our website address in this proxy statement are inactive textual references only.

What matters am I voting on?

You will be voting on:

•	the election of two Class I directors to serve until the 2018 annual meeting of stockholders and until their successors are duly elected and qualified;

•	a proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2015; and

•	any other business as may properly come before the Annual Meeting.

How does the board of directors recommend I vote on these proposals?

Our board of directors recommends a vote:

•	“FOR” the election of Andreas Bechtolsheim and Jayshree Ullal as Class I directors; and

•	“FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2015.

Who is entitled to vote?

Holders of our common stock as of the close of business on April 8, 2015, the record date, may vote at the Annual Meeting. As of the record date, there were 66,442,381 shares of our common stock outstanding. In deciding all matters at the Annual Meeting, each stockholder will be entitled to one vote for each share of our common stock held by them on the record date. We do not have cumulative voting rights for the election of directors.

Registered Stockholders. If shares of our common stock are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares, and the Notice was provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote in person at the Annual Meeting.

Street Name Stockholders. If shares of our common stock are held on your behalf in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of those shares held in “street name,” and the Notice was forwarded to you by your broker or nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker or nominee how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, since a beneficial owner is not the stockholder of record, you may not vote your shares of our common stock in person at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. If you request a printed copy of our proxy materials by mail, your broker or nominee will provide a voting instruction card for you to use. Throughout this proxy, we refer to stockholders who hold their shares through a broker, bank or other nominee as “street name stockholders.”

How many votes are needed for approval of each proposal?

•

Proposal No. 1: The election of directors requires a plurality vote of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon to be approved. “Plurality” means that the nominees who receive the largest number of votes cast “for” are elected as directors. As a result, any shares not voted “for” a particular nominee (whether as a result of stockholder abstention or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election. You may vote “for” or “withhold” on each of the nominees for election as a director.

•

Proposal No. 2: The ratification of the appointment of Ernst & Young LLP requires the affirmative vote of a majority of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon. Abstentions are considered votes present and entitled to vote on this proposal, and thus, will have the same effect as a vote “against” the proposal.

What is a quorum?

A quorum is the minimum number of shares required to be present at the Annual Meeting for the Annual Meeting to be properly held under our amended and restated bylaws and Delaware law. The presence, in person or by proxy, of a majority of all issued and outstanding shares of our common stock entitled to vote at the Annual Meeting will constitute a quorum at the Annual Meeting. Abstentions, withhold votes and broker non-votes are counted as shares present and entitled to vote for purposes of determining a quorum.

How do I vote?

If you are a stockholder of record, there are four ways to vote:

•	by Internet at http://www.proxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m. EST on May 31, 2015 (have your proxy card in hand when you visit the website);

•	by toll-free telephone at 1-800-690-6903 until 11:59 p.m. EST on May 31, 2015 (have your proxy card in hand when you call);

•	by completing and mailing your proxy card (if you received printed proxy materials); or

•	by written ballot at the Annual Meeting.

If you are a street name stockholder, you will receive voting instructions from your broker, bank or other nominee. You must follow the voting instructions provided by your broker, bank or other nominee in order to instruct your broker, bank or other nominee on how to vote your shares. Street name stockholders should generally be able to vote by returning an instruction card, or by telephone or on the Internet. However, the availability of telephone and Internet voting will depend on the voting process of your broker, bank or other nominee. As discussed above, if you are a street name stockholder, you may not vote your shares in person at the Annual Meeting unless you obtain a legal proxy from your broker, bank or other nominee.

Can I change my vote?

Yes. If you are a stockholder of record, you can change your vote or revoke your proxy any time before the Annual Meeting by:

•	entering a new vote by Internet or by telephone;

•	returning a later-dated proxy card;

•	notifying the Secretary of Arista Networks, Inc., in writing, at Arista Networks, Inc., 5453 Great America Parkway, Santa Clara , California 95054; or

•	completing a written ballot at the Annual Meeting.

If you are a street name stockholder, your broker, bank or other nominee can provide you with instructions on how to change your vote.

What do I need to do to attend the Annual Meeting in person?

If you plan to attend the meeting, you must be a holder of Company shares as of the record date of April 8, 2015.

On the day of the meeting, each shareholder will be required to present a valid picture identification such as a driver’s license or passport and you may be denied admission if you do not. Seating will begin at 9:00 a.m. and the meeting will begin at 10:00 a.m. Use of cameras, recording devices, computers and other personal electronic devices will not be permitted at the Annual Meeting. Photography and video are prohibited at the Annual Meeting.

Please allow ample time for check-in. Please note that large bags and packages will not be allowed at the Annual Meeting. Persons will be subject to search.

What is the effect of giving a proxy?

Proxies are solicited by and on behalf of our board of directors. Jayshree Ullal and Andreas Bechtolsheim have been designated as proxies by our board of directors. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our board of directors as described above. If any matters not described in this proxy statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote the shares. If the Annual Meeting is adjourned, the proxy holders can vote the shares on the new Annual Meeting date as well, unless you have properly revoked your proxy instructions, as described above.

Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?

In accordance with the rules of the Securities and Exchange Commission (“SEC”), we have elected to furnish our proxy materials, including this proxy statement and our annual report, primarily via the Internet. The Notice containing instructions on how to access our proxy materials is first being mailed on or about April 22, 2015 to all stockholders entitled to vote at the Annual Meeting. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of our proxy materials on the Internet to help reduce the environmental impact of our annual meetings of stockholders.

How are proxies solicited for the Annual Meeting?

Our board of directors is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by us. We will reimburse brokers or other nominees for reasonable expenses that they incur in sending our proxy materials to you if a broker or other nominee holds shares of our common stock on your behalf.

How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?

Brokerage firms and other intermediaries holding shares of our common stock in street name for customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker will have discretion to vote your shares on our sole “routine” matter: the proposal to ratify the appointment of Ernst & Young LLP. Your broker will not have discretion to vote on the election of directors, which is a “non-routine” matter absent direction from you.

Where can I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K within four business days after the Annual Meeting, we will file a Current Report on Form 8-K to publish preliminary results and will provide the final results in an amendment to this Current Report on Form 8-K as soon as they become available.

I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we deliver a single copy of the Notice and, if applicable, our proxy materials to multiple stockholders who share the same address unless we have received contrary instructions from one or more of the stockholders. This procedure reduces our printing costs, mailing costs, and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice and, if applicable, our proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these materials. To receive a separate copy, or, if a stockholder is receiving multiple copies, to request that we only send a single copy of the Notice and, if applicable, our proxy materials, such stockholder may contact us at the following address:

Arista Networks, Inc.

Attention: Investor Relations

5453 Great America Parkway

Santa Clara, California 95054

Stockholders who beneficially own shares of our common stock held in street name may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?

Stockholder Proposals

Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to our Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2015 annual meeting of stockholders, our

Secretary must receive the written proposal at our principal executive offices not later than December 24, 2015. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals should be addressed to:

Arista Networks, Inc.

Attention: Secretary

5453 Great America Parkway

Santa Clara, California 95054

Our amended and restated bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Our amended and restated bylaws provide that the only business that may be conducted at an annual meeting is business that is (i) specified in our proxy materials with respect to such meeting, (ii) otherwise properly brought before the annual meeting by or at the direction of our board of directors, or (iii) properly brought before the annual meeting by a stockholder of record entitled to vote at the annual meeting who has delivered timely written notice to our Secretary, which notice must contain the information specified in our amended and restated bylaws. To be timely for our 2016 annual meeting of stockholders, our Secretary must receive the written notice at our principal executive offices:

•	not earlier than February 7, 2016; and

•	not later than the close of business on March 8, 2016.

In the event that we hold our 2016 annual meeting of stockholders more than 30 days before or more than 30 days after the one-year anniversary of the Annual Meeting, then notice of a stockholder proposal that is not intended to be included in our proxy statement must be received no earlier than the close of business on the 120th day before such annual meeting and no later than the close of business on the later of the following two dates:

•	the 90th day prior to such annual meeting; or

•	the 10th day following the day on which public announcement of the date of such annual meeting is first made.

If a stockholder who has notified us of his, her or its intention to present a proposal at an annual meeting does not appear to present his, her or its proposal at such annual meeting, we are not required to present the proposal for a vote at such annual meeting.

Nomination of Director Candidates

You may propose director candidates for consideration by our nominating and corporate governance committee. Any such recommendations should include the nominee’s name and qualifications for membership on our board of directors and should be directed to our Secretary at the address set forth above. For additional information regarding stockholder recommendations for director candidates, see “Board of Directors and Corporate Governance—Stockholder Recommendations for Nominations to the Board of Directors.”

In addition, our amended and restated bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our amended and restated bylaws. In addition, the stockholder must give timely notice to our Secretary in accordance with our amended and restated bylaws, which, in general, require that the notice be received by our Secretary within the time period described above under “Stockholder Proposals” for stockholder proposals that are not intended to be included in a proxy statement.

Availability of Bylaws

You may contact our Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Our business affairs are managed under the direction of our board of directors, which is currently composed of seven members. Five of our directors are independent within the meaning of the listing standards of the New York Stock Exchange. Our board of directors is divided into three staggered classes of directors. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring.

The following table sets forth the names, ages as of April 10, 2015, and certain other information for each of the directors with terms expiring at the annual meeting (who are also nominees for election as a director at the annual meeting) and for each of the continuing members of our board of directors:

	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term For Which Nominated
Directors with Terms expiring at the Annual Meeting/Nominees
Andreas Bechtolsheim	I	59	Founder, Chief Development Officer, interim Chief Financial Officer, Director and Chairman of the Board	2004	2015	2018
Jayshree Ullal	I	54	Chief Executive Officer, President and Director	2008	2015	2018

Continuing Directors
Charles Giancarlo (2)	II	57	Director	2013	2016
Ann Mather (1)	II	54	Director	2013	2016
Daniel Scheinman (2) (3)	II	52	Director	2011	2016
Marc Stoll (1) (3)	III	44	Director	2013	2017
Nikos Theodosopoulos (1) (3)	III	52	Director	2014	2017

(1)	Member of our audit committee
(2)	Member of our compensation committee
(3)	Member of our nominating and corporate governance committee

Nominees for Director

Jayshree Ullal has served as our President, Chief Executive Officer and a member of our board of directors since October 2008. From September 1993 to May 2008, Ms. Ullal served in various positions at Cisco Systems, Inc., an American multinational corporation that designs, manufactures, and sells networking equipment, with her last position as senior vice president of data center, switching and services group. Prior to that, Ms. Ullal was a vice president of marketing at Crescendo Communications, Inc., Cisco’s first acquisition in 1993. She has also held various product and engineering positions at Ungermann-Bass, Advanced Micro Devices, Inc. and Fairchild Semiconductor. Ms. Ullal holds a B.S. in Engineering (Electrical) from San Francisco State University and an M.S. in Engineering Management from Santa Clara University. She is a 2013 recipient of the Santa Clara University School of Engineering Distinguished Engineering Alumni Award.

We believe that Ms. Ullal possesses specific attributes that qualify her to serve as a member of our board of directors, including her extensive experience in the networking industry and the operational insight and expertise she has accumulated as our President and Chief Executive Officer.

Andreas Bechtolsheim is one of our founders and has served as our Chairman since 2004 and as our Chief Development Officer since 2009. As of April 9, 2015, Mr. Bechtolsheim serves as our interim Chief Financial Officer and Principal Financial Officer. Mr. Bechtolsheim is also a full-time employee of the Company. In 1982, Mr. Bechtolsheim co-founded Sun Microsystems, Inc., a manufacturer and seller of computers and computer software, which was acquired by Oracle Corporation in January 2010. In 1995, Mr. Bechtolsheim co-founded and was president and chief executive officer of Granite Systems, Inc., a manufacturer of high-speed network switches, which was acquired by Cisco Systems, Inc. in 1996, and Mr. Bechtolsheim served in various positions including vice president and general manager of the Gigabit Systems Business Unit. In 2003, Mr. Bechtolsheim became the president of Kealia, Inc., a developer of networking solutions for servers, which was acquired by Sun Microsystems, Inc. in April 2004. From April 2004 to October 2008, Mr. Bechtolsheim served as senior vice president and chief systems architect at Sun Microsystems, Inc. Mr. Bechtolsheim attended University of Technology Munich and holds an M.S. in Computer Engineering from Carnegie Mellon University and was a Doctoral Student in Electrical Engineering and Computer Science at Stanford University from 1977 to 1982.

We believe that Mr. Bechtolsheim possesses specific attributes that qualify him to serve as a member of our board of directors, including his extensive experience in the networking industry and the operational insight and expertise he has accumulated as one of our founders and as our Chief Development Officer.

Continuing Directors

Charles Giancarlo has served as a member of our board of directors since April 2013. From 2008 through 2013, Mr. Giancarlo has served as a managing director of Silver Lake Partners, a private investment firm and is now a senior advisor to the firm. From 1993 to 2004, Mr. Giancarlo served in various positions with Cisco Systems, Inc., most recently as executive vice president and chief development officer. Mr. Giancarlo also serves on the board of directors of Accenture plc, a management consulting business, since 2008; Avaya, Inc., a provider of business collaboration and communications solutions, since 2008; ServiceNow, a provider of IT services, since 2013; and Imperva, Inc., a provider of business security solutions for critical applications and high-value data in the data center, since 2013. Mr. Giancarlo holds a B.S. degree in Electrical Engineering from Brown University, an M.S. degree in Electrical Engineering from the University of California at Berkeley and an M.B.A. from Harvard University.

We believe Mr. Giancarlo possesses specific attributes that qualify him to serve as a member of our board of directors, including his extensive experience as a venture capital investor and as an executive and board member of companies in the technology industry.

Ann Mather has served as a member of our board of directors since June 2013. From September 1999 to April 2004, Ms. Mather served as executive vice president and chief financial officer of Pixar, Inc., a computer animation studio, which was acquired by the Disney Corporation in May 2006. Prior to her service at Pixar, Ms. Mather served as executive vice president and chief financial officer of Village Roadshow Pictures, the film production division of Village Roadshow Limited. Ms. Mather also serves on the board of directors of Google, Inc., a global technology company, where she is chair of their audit committee; Glu Mobile Inc., a publisher of mobile games; Netflix, Inc., an internet subscription service for movies and television shows; and Shutterfly, an Internet-based image publishing service. Ms. Mather holds an M.A. degree from Cambridge University.

We believe Ms. Mather possesses specific attributes that qualify her to serve as a member of our board of directors, including her extensive experience as a chief financial officer and as a board member of companies in the technology industry.

Daniel Scheinman has served as a member of our board of directors since October 2011. From January 1997 to April 2011, Mr. Scheinman served in various capacities with Cisco Systems, Inc., most recently as senior vice president, Cisco Media Solutions Group. Mr. Scheinman is currently an angel investor and has served as a member of the board of directors of Think Big Analytics since September 2012; Zoom Video Communications, Inc. since October 2011; GreenWave Reality since June 2011; and Auryn, Inc. since April 2006. Mr. Scheinman holds a B.A. degree in Politics from Brandeis University and a J.D. from the Duke University School of Law.

We believe Mr. Scheinman possesses specific attributes that qualify him to serve as a member of our board of directors, including his extensive experience in the legal industry and as an executive of companies in the technology industry.

Marc Stoll has served as a member of our board of directors since October 2013. From August 2008 to July 2013, Mr. Stoll served as vice president of worldwide sales finance for Apple, Inc. From June 2004 to July 2008, Mr. Stoll served in various capacities at CA Technologies, Inc., including senior vice president and corporate controller. Mr. Stoll holds a B.S. degree in Electrical and Electronics Engineering from Michigan Technology University and an M.B.A., Finance, Strategy, from The University of Chicago, Booth School of Business.

We believe Mr. Stoll possesses specific attributes that qualify him to serve as a member of our board of directors, including his extensive experience in the finance industry and as an executive of companies in the technology industry.

Nikos Theodosopoulos has served as a member of our board of directors since March 2014. Since August 2012, Mr. Theodosopoulos has served as founder of NT Advisors LLC, a consulting company. From August 1995 through July 2012, Mr. Theodosopoulos served in various capacities with UBS, a provider of financial services, most recently as managing director of technology equity research. From April 1994 to August 1995, he served as senior equity research analyst for Bear, Stearns & Co. Inc., an investment banking firm that was acquired in 2008 by JPMorgan Chase. From January 1990 to April 1994, Mr. Theodosopoulos served as an account executive for AT&T Network Systems, a provider of business and corporate communications equipment. Mr. Theodosopoulos holds a B.S. in electrical engineering from Columbia University, a M.S. in electrical engineering from Stanford University and an MBA from NYU Stern School of Business.

We believe Mr. Theodosopoulos possesses specific attributes that qualify him to serve as a member of our board of directors, including his extensive experience as a consultant and advisor in the technology industry.

Director Independence

Our common stock is listed on the New York Stock Exchange. Under the listing standards of the New York Stock Exchange, independent directors must comprise a majority of a listed company’s board of directors. In addition, the listing standards of the New York Stock Exchange require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and corporate governance committees be independent. Under the listing standards of the New York Stock Exchange, a director will only qualify as an “independent director” if, in the opinion of that listed company’s board of directors, that director does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the listing standards of the New York Stock Exchange. In addition, compensation committee members must also satisfy the independence criteria set forth under the listing standards of the New York Stock Exchange.

Our board of directors has undertaken a review of the independence of each director. Based on information provided by each director concerning his background, employment and affiliations, our board of directors has determined that Messrs. Giancarlo, Stoll, Scheinman and Theodosopoulos and Ms. Mather do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the listing standards of the New York Stock Exchange. In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, and the transactions involving them described in the section titled “Related Party Transactions.”

In addition, our board of directors discussed with Ms. Mather whether her service on the audit committees of more than three public companies would impair her ability to serve on our audit committee. The Board noted that Ms. Mather’s service on other audit committees enables her to bring additional experience to her service on our audit committee. Based on their review, our board of directors determined that Ms. Mather’s service on more than three public company audit committees will not impair her ability to effectively serve on our audit committee.

Board Leadership Structure

We believe that the structure of our board of directors and its committees provides strong overall management of our company. While the Chairman of our board of directors and our Chief Executive Officer roles are separate, our current Chairman, Andreas Bechtolsheim, is not independent under the listing standards of the New York Stock Exchange as a result of his employment with us. Our board of directors believes that, given the perspective and experience Mr. Bechtolsheim brings as one of our founders, Mr. Bechtolsheim’s service as our Chairman is appropriate and is in the best interests of our board of directors, our company and our stockholders.

Our Chief Executive officer is responsible for setting the strategic direction of our company, the general management and operation of the business and the guidance and oversight of senior management. The Chairman of our board of directors monitors the content, quality and timeliness of information sent to our board of directors and is available for consultation with our board of directors regarding the oversight of our business affairs.

Lead Independent Director

The independent directors of the Company meet in executive session without management on a regularly scheduled basis. Our board of directors has not formally designated a Lead Independent Director. The independent directors rotate chairing executive sessions as Lead Independent Director based upon their seniority on the board. The Lead Independent Director for each session serves as a liaison between our Chairman and our independent directors and performs such additional duties as our board of directors may otherwise determine and delegate.

Board Meetings and Committees

During our fiscal year ended December 31, 2014, the board of directors held eight meetings (including regularly scheduled and special meetings), and each director attended 100% of the aggregate of (i) the total number of meetings of our board of directors held during the period for which he or she has been a director and (ii) the total number of meetings held by all committees of our board of directors on which he or she served during the periods that he or she served. During our fiscal year ended December 31, 2014, the Board acted by written/electronic consent four times.

Although we do not have a formal policy regarding attendance by members of our board of directors at annual meetings of stockholders, we encourage, but do not require, our directors to attend.

Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee. The composition and responsibilities of each of the committees of our board of directors is described below. Members will serve on these committees until their resignation or until as otherwise determined by our board of directors.

Audit Committee

Our audit committee consists of Messrs. Stoll and Theodosopoulos and Ms. Mather, with Ms. Mather serving as Chairman, each of whom meets the requirements for independence for audit committee members under the listing standards of the New York Stock Exchange and SEC rules and regulations. Each member of our audit committee also meets the financial literacy and sophistication requirements of the listing standards of the New York Stock Exchange. In addition, our board of directors has determined that Ms. Mather is an audit committee financial expert within the meaning of Item 407(d) of Regulation S-K under the Securities Act of 1933, as amended. Our audit committee is responsible for, among other things:

•	selecting and hiring our registered public accounting firm;

•	evaluating the performance and independence of our registered public accounting firm;

•	approving the audit and pre-approving any non-audit services to be performed by our registered public accounting firm;

•	reviewing our financial statements and restated disclosures and reviewing our critical accounting policies and practices;

•	reviewing the adequacy and effectiveness of our internal control policies and procedures and our disclosure controls and procedures;

•	overseeing procedures for the treatment of complaints on accounting, internal accounting controls or audit matters;

•	reviewing and discussing with management and the independent registered public accounting firm the results of our annual audit, our quarterly financial statements and our publicly filed reports;

•	reviewing and approving in advance any proposed related person transactions; and

•	preparing the audit committee report that the SEC requires in our annual proxy statement.

Our audit committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of the New York Stock Exchange. A copy of the charter of our audit committee is available on the Corporate Governance portion of our website at http://investors.arista.com. During 2014, our Audit Committee held six meetings and did not act by written/electronic consent.

Compensation Committee

Our compensation committee consists of Messrs. Giancarlo and Scheinman, with Mr. Scheinman serving as Chairman, each of whom meets the requirements for independence for compensation committee members under the listing standards of the New York Stock Exchange and SEC rules and regulations. Each member of our compensation committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act, and an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended. Our compensation committee is responsible for, among other things:

•

reviewing and approving out Chief Executive Officer’s and other executive officers’ annual base salaries, incentive compensation plans, including the specific goals and amounts, equity compensation, employment agreements, severance arrangements and change in control agreements and any other benefits, compensation or arrangements;

•	administering our equity compensation plans;

•	overseeing our overall compensation philosophy, compensation plans and benefits programs; and

•	preparing the compensation committee report that the SEC will require in our annual proxy statement.

Our compensation committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of the New York Stock Exchange. A copy of the charter of our compensation committee is available on the Corporate Governance portion of our website at http://investors.arista.com. During 2014, our Compensation Committee held nine meetings and acted by written/electronic consent one time.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Messrs. Scheinman, Stoll and Theodosopoulos, with Mr. Scheinman serving as Chairman, each of whom meets the requirements for independence under the listing standards of the New York Stock Exchange and SEC rules and regulations. Our nominating and corporate governance committee is responsible for, among other things:

•	evaluating and making recommendations regarding the compensation, organization and governance of our board of directors and its committees;

•	evaluating and making recommendations regarding the creation of additional committees or the change in mandate or dissolution of committees;

•	reviewing and making recommendations with regard to our corporate governance guidelines and compliance with laws and regulations; and

•	reviewing and approving conflicts of interest of our directors and corporate officers, other than related person transactions reviewed by the audit committee.

Our nominating and corporate governance committee operates under a written charter that satisfies the applicable listing standards of the New York Stock Exchange. A copy of the charter of our nominating and corporate governance committee is available on the Corporate Governance portion of our website at http://investors.arista.com. During 2014, our Nominating and Corporate Governance Committee held one meeting and did not act by written/electronic consent.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee is or has been an officer or employee of our company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board) of any entity that has one or more of its executive officers serving on our board of directors or compensation committee.

Considerations in Evaluating Director Nominees

Our nominating and corporate governance committee uses a variety of methods for identifying and evaluating director nominees. In its evaluation of director candidates, our nominating and corporate governance committee will consider the current size and composition of our board of directors and the needs of our board of directors and the respective committees of our board of directors. Some of the qualifications that our nominating and corporate governance committee considers include, without limitation, issues of character, integrity, judgment, diversity of experience, independence, area of expertise, corporate experience, length of service, potential conflicts of interest and other commitments. Nominees must also have the ability to offer advice and guidance to our Chief Executive Officer based on past experience in positions with a high degree of responsibility and be leaders in the companies or institutions with which they are affiliated. Director candidates must have sufficient time available in the judgment of our nominating and corporate governance committee to perform all board of director and committee responsibilities. Members of our board of directors are expected to prepare for, attend, and participate in all board of director and applicable committee meetings. Other than the foregoing, there are no stated minimum criteria for director nominees, although our nominating and corporate governance committee may also consider such other factors as it may deem, from time to time, are in our and our stockholders’ best interests.

Although our board of directors does not maintain a specific policy with respect to board diversity, our board of directors believes that our board of directors should be a diverse body, and our nominating and corporate governance committee considers a broad range of backgrounds and experiences. In making determinations regarding nominations of directors, our nominating and corporate governance committee may take into account the benefits of diverse viewpoints. Our nominating and corporate governance committee also considers these and other factors as it oversees the annual board of director and committee evaluations. After completing its review and evaluation of director candidates, our nominating and corporate governance committee recommends to our full board of directors the director nominees for selection.

Stockholder Recommendations for Nominations to the Board of Directors

Our nominating and corporate governance committee will consider candidates for director recommended by stockholders holding at least one percent (1%) of the fully diluted capitalization of the company continuously for at least twelve (12) months prior to the date of the submission of the recommendation, so long as such recommendations comply with our amended and restated certificate of incorporation and amended and restated bylaws and applicable laws, rules and regulations, including those promulgated by the SEC. The nominating and corporate governance committee will evaluate such recommendations in accordance with its charter, our amended and restated bylaws, our policies and procedures for director candidates, as well as the regular director nominee criteria described above. This process is designed to ensure that our board of directors includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to our business. Eligible stockholders wishing to recommend a candidate for nomination should contact our General Counsel or our Legal Department in writing. Such recommendations must include information about the candidate, a statement of support by the recommending stockholder, evidence of the recommending stockholder’s ownership of our common stock and a signed letter from the candidate confirming willingness to serve on our board of directors. Our nominating and corporate governance committee has discretion to decide which individuals to recommend for nomination as directors.

Any nomination should be sent in writing to our General Counsel or our Legal Department at Arista Networks, Inc., 5453 Great America Parkway, Santa Clara, California 95054. To be timely for our 2016 annual meeting of stockholders, our General Counsel or Legal Department must receive the nomination no earlier than February 7, 2016 and no later than March 8, 2016.

Communications with the Board of Directors

Interested parties wishing to communicate with our board of directors or with an individual member or members of our board of directors may do so by writing to our board of directors or to the particular member or members of our board of directors, and mailing the correspondence to our General Counsel at Arista Networks, Inc., 5453 Great America Parkway, Santa Clara, California 95054. Each communication should set forth (i) the name and address of the stockholder, as it appears on our books, and if the shares of our common stock are held by a nominee, the name and address of the beneficial owner of such shares, and (ii) the number of shares of our common stock that are owned of record by the record holder and beneficially by the beneficial owner.

Our General Counsel, in consultation with appropriate members of our board of directors as necessary, will review all incoming communications and, if appropriate, all such communications will be forwarded to the appropriate member or members of our board of directors, or if none is specified, to the Chairman of our board of directors.

Corporate Governance Guidelines and Code of Business Conduct and Ethics

Our board of directors has adopted Corporate Governance Guidelines that address items such as the qualifications and responsibilities of our directors and director candidates and corporate governance policies and standards applicable to us in general. In addition, our board of directors has adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer, and other executive and senior financial officers. The full text of our Corporate Governance Guidelines and our Code of Business Conduct and Ethics are posted on the Corporate Governance portion of our website at http://investors.arista.com. We will post amendments to our Code of Business Conduct and Ethics or waivers of our Code of Business Conduct and Ethics for directors and executive officers on the same website.

Risk Management

Risk is inherent with every business, and we face a number of risks, including strategic, financial, business and operational, legal and compliance, and reputational. We have designed and implemented processes to manage risk in our operations. Management is responsible for the day-to-day management of risks the company faces, while our board of directors, as a whole and assisted by its committees, has responsibility for the oversight of risk management. In its risk oversight role, our board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are appropriate and functioning as designed.

Our board of directors believes that open communication between management and our board of directors is essential for effective risk management and oversight. Our board of directors meets with our Chief Executive Officer and other members of the senior management team at quarterly meetings of our board of directors, where, among other topics, they discuss strategy and risks facing the company, as well at such other times as they deemed appropriate.

While our board of directors is ultimately responsible for risk oversight, our board committees assist our board of directors in fulfilling its oversight responsibilities in certain areas of risk. Our audit committee assists our board of directors in fulfilling its oversight responsibilities with respect to risk management in the areas of internal control over financial reporting and disclosure controls and procedures, legal and regulatory compliance, and discusses with management and the independent auditor guidelines and policies with respect to risk assessment and risk management. Our audit committee also reviews our major financial risk exposures and the steps management has taken to monitor and control these exposures. Our audit committee also monitors certain key risks on a regular basis throughout the fiscal year, such as risk associated with internal control over financial reporting and liquidity risk. Our nominating and corporate governance committee assists our board of directors in fulfilling its oversight responsibilities with respect to the management of risk associated with board organization, membership and structure, and corporate governance. Our compensation committee assesses risks created by the incentives inherent in our compensation policies. Finally, our full board of directors reviews strategic and operational risk in the context of reports from the management team, receives reports on all significant committee activities at each regular meeting, and evaluates the risks inherent in significant transactions.

Director Compensation

Director Compensation Table

The following table provides information regarding the total compensation that was granted to each of our directors who was not serving as an executive officer in 2014.

Director	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($)	Option Awards ($) (2)(3)	Total ($)
Charles Giancarlo	$64,000	—	$384,328	$448,328
Ann Mather	$69,000	—	$395,776	$464,776
Daniel Scheinman	$66,000	—	$382,354	$448,354
Marc Stoll	$64,000	—	$395,776	$459,776
Nikos Theodosopoulos	$54,000	—	$491,325	$545,325

(1)

The amount reported represents the fees earned for service on our board of directors and committees of our board of directors for a partial year of service pursuant to and effective as of February 2014.

(2)

The amounts reported represent the grant-date fair value of the stock options awarded to the named non-employee director, calculated in accordance with FASB ASC Topic 718. Such grant-date fair value does not take into account any estimated forfeitures related to service-vesting conditions. The assumptions used in calculating the grant-date fair value of the stock options reported in this column are set forth in Note 7 to our audited consolidated financial statements included in our Annual Report on Form 10-K, as filed with the SEC on March 12, 2015.

(3)	The following table lists all outstanding equity awards held by our non-employee directors as of December 31, 2014:

Director	Stock Awards	Option Awards
Charles Giancarlo	40,000	—
Ann Mather	—	50,000
Daniel Scheinman	18,333	30,000
Marc Stoll	—	50,000
Nikos Theodosopoulos	—	25,000

With respect to 2014 board service, our board of directors approved compensation to each of our non-employee directors (except Mr. Theodosopoulos) as follows:

•	a $54,000 cash retainer for general board service

•	a cash retainer for committee service ranging from $10,000 to $15,000; and

•	a stock option to purchase 20,000 shares of our common stock at an exercise price of $30.67 per share.

With respect to 2014 board service, our board of directors approved compensation to Mr. Theodosopoulos as follows:

•	a $44,000 cash retainer for general board service;

•	a cash retainer of $10,000 for committee service; and

•	a stock option to purchase 25,000 shares of our common stock at an exercise price of $34.12 per share.

Directors who are also our employees receive no additional compensation for their service as directors.

Our 2014 Equity Incentive Plan contains maximum limits on the size of the equity awards that can be granted to each of our non-employee directors in any fiscal year, but those maximum limits do not reflect the intended size of any potential grants or a commitment to make any equity award grants to our non-employee directors in the future.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our board of directors is currently composed of seven members. In accordance with our amended and restated certificate of incorporation, our board of directors is divided into three staggered classes of directors. At the Annual Meeting, two Class I directors will be elected for a three-year term to succeed the same class whose term is then expiring.

Each director’s term continues until the election and qualification of his or her successor, or such director’s earlier death, resignation, or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors. This classification of our board of directors may have the effect of delaying or preventing changes in control of our company.

Nominees

Our nominating and corporate governance committee has recommended, and our board of directors has approved, Andreas Bechtolsheim and Jayshree Ullal as nominees for election as Class I directors at the Annual Meeting. If elected, each of Mr. Bechtolsheim and Ms. Ullal will serve as Class I directors until the 2018 annual meeting of stockholders and until their successors are duly elected and qualified. Each of the nominees is currently a director of our company. For information concerning the nominees, please see the section titled “Board of Directors and Corporate Governance.”

If you are a stockholder of record and you sign your proxy card or vote by telephone or over the Internet but do not give instructions with respect to the voting of directors, your shares will be voted “FOR” the re-election of Mr. Bechtolsheim and Ms. Ullal. We expect that Mr. Bechtolsheim and Ms. Ullal will accept such nomination; however, in the event that a director nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by our board of directors to fill such vacancy. If you are a street name stockholder and you do not give voting instructions to your broker or nominee, your broker will leave your shares unvoted on this matter.

Vote Required

The election of directors requires a plurality vote of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon to be approved. Broker non-votes will have no effect on this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

EACH OF THE NOMINEES NAMED ABOVE.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee has appointed Ernst & Young LLP (“EY”), an independent registered public accounting firm, to audit our consolidated financial statements for our fiscal year ending December 31, 2015. During our fiscal year ended December 31, 2014, EY served as our independent registered public accounting firm.

Notwithstanding the appointment of EY and even if our stockholders ratify the appointment, our audit committee, in its discretion, may appoint another independent registered public accounting firm at any time during our fiscal year if our audit committee believes that such a change would be in the best interests of Arista Networks, Inc. and its stockholders. At the Annual Meeting, our stockholders are being asked to ratify the appointment of EY as our independent registered public accounting firm for our fiscal year ending December 31, 2015. Our audit committee is submitting the appointment of EY to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. Representatives of EY will be present at the Annual Meeting, and they will have an opportunity to make a statement and will be available to respond to appropriate questions from our stockholders.

If our stockholders do not ratify the appointment of EY, our board of directors may reconsider the appointment.

Fees Paid to the Independent Registered Public Accounting Firm

The following table presents fees for professional audit services and other services rendered to our company by E&Y for our fiscal years ended December 31, 2013 and 2014.

	2013	2014
	(In Thousands)
Audit Fees (1)	$1,152	$3,039
Audit-Related Fees (2)	45	60
Tax Fees (3)	1,266	1,593
All Other Fees (4)	—	—

Total Fees	$2,463	$4,692

(1)

Audit Fees consist of professional services rendered in connection with the audit of our annual consolidated financial statements, including audited financial statements presented in our Annual Report on Form 10-K and services that are normally provided by the independent registered public accountants in connection with statutory and regulatory filings or engagements for those fiscal years. Fees for fiscal 2014 also consisted of professional services rendered in connection with our Registration Statement on Form S-1 related to the initial public offering of our common stock completed in June 2014.

(2)

Audit-Related Fees consist of fees for professional services for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include accounting consultations concerning financial accounting and reporting standards.

(3)	Tax Fees consist of fees for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance.
(4)	All Other Fees consist of permitted services other than those that meet the criteria above.

Auditor Independence

In our fiscal year ended December 31, 2014, there were no other professional services provided by EY, other than those listed above, that would have required our audit committee to consider their compatibility with maintaining the independence of EY.

Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Our audit committee has established a policy governing our use of the services of our independent registered public accounting firm. Under the policy, our audit committee is required to pre-approve all audit and non-audit services performed by our independent registered public accounting firm in order to ensure that the provision of such services does not impair the public accountants’ independence. All fees paid to EY for our fiscal years ended December 31, 2013 and 2014 were pre-approved by our audit committee.

Vote Required

The ratification of the appointment of EY requires the affirmative vote of a majority of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon. Abstentions will have the effect of a vote AGAINST the proposal and broker non-votes will have no effect.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP.

REPORT OF THE AUDIT COMMITTEE

The audit committee is a committee of the board of directors comprised solely of independent directors as required by the listing standards of the New York Stock Exchange and rules and regulations of the SEC. The audit committee operates under a written charter approved by the board of directors, which is available on the Corporate Governance portion of our website at http://investors.arista.com. The composition of the audit committee, the attributes of its members and the responsibilities of the audit committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The audit committee reviews and assesses the adequacy of its charter and the audit committee’s performance on an annual basis.

With respect to the company’s financial reporting process, the management of the company is responsible for (1) establishing and maintaining internal controls and (2) preparing the company’s consolidated financial statements. Our independent registered public accounting firm, Ernst & Young LLP (“EY”), is responsible for auditing these financial statements. It is the responsibility of the audit committee to oversee these activities. It is not the responsibility of the audit committee to prepare our financial statements. These are the fundamental responsibilities of management. In the performance of its oversight function, the audit committee has:

•	reviewed and discussed the audited financial statements with management and EY;

•

discussed with EY the matters required to be discussed by the statement on Auditing Standards No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board; and

•

received the written disclosures and the letter from EY required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with EY its independence.

Based on the audit committee’s review and discussions with management and EY, the audit committee recommended to the board of directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2014 for filing with the Securities and Exchange Commission.

Respectfully submitted by the members of the audit committee of the board of directors:

Ann Mather (Chair)

Marc Stoll

Nikos Theodosopoulos

This report of the audit committee is required by the Securities and Exchange Commission (“SEC”) and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (“Securities Act”), or under the Securities Exchange Act of 1934, as amended (“Exchange Act”), except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

EXECUTIVE OFFICERS

The following table identifies certain information about our executive officers as of April 10, 2015. Officers are elected by our board of directors to hold office until their successors are elected and qualified. There are no family relationships among any of our directors or executive officers.

Name	Age	Position
Jayshree Ullal	54	Chief Executive Officer, President and Director
Andreas Bechtolsheim	59	Founder, Chief Development Officer, interim Chief Financial Officer, Director and Chairman of the Board
Kenneth Duda	43	Founder, Chief Technology Officer and Senior Vice President, Software Engineering
Anshul Sadana	38	Senior Vice President, Customer Engineering
Mark Smith	58	Senior Vice President, Worldwide Sales Operations

For a brief biography of Ms. Ullal and Mr. Bechtolsheim, please see “Board of Directors and Corporate Governance – Nominees for Director.”

Kenneth Duda is one of our founders and has served in various roles with us from 2004 to present, including Vice President of Software Engineering and Acting President. Since September 2011, Mr. Duda has served as our Chief Technology Officer and Senior Vice President of Software Engineering. From April 1999 to October 2004, Mr. Duda served as chief technology officer of There, Inc., a virtual worlds company. From September 1996 to April 1999, Mr. Duda was leading the software development of the switch kernel for the Gigabit System Business Unit with Cisco Systems, Inc. Mr. Duda holds B.S. and M.S. degrees in Computer Science and Electrical Engineering from the Massachusetts Institute of Technology and a Ph.D. in Computer Science from Stanford University.

Anshul Sadana has served as our Senior Vice President of Customer Engineering since January 2012. From July 2007 to December 2011, Mr. Sadana has served in various other positions with us including Vice President of Customer Engineering. From November 1999 to July 2007, Mr. Sadana was the senior engineering manager of Gigabit Switching Business Unit at Cisco Systems, Inc. Mr. Sadana holds a B.E. degree in electronics from the University of Mumbai, a M.S. degree in Computer Science from the University of Illinois at Chicago and an executive M.B.A. degree from the Wharton School of Business.

Mark Smith has served as our Senior Vice President of Worldwide Sales Operations since December 2012. From January 2005 to October 2012, Mr. Smith served as executive vice president global field operations of Infoblox, Inc., an automated network control firm. From April 2004 to November 2004, Mr. Smith served as vice president of enterprise sales of Juniper Networks, Inc., a network security solutions firm. From 1999 until its acquisition by Juniper Networks, Inc. in April 2004, Mr. Smith served as vice president of sales of NetScreen Technologies, Inc., an integrated network security solutions company. Mr. Smith holds a B.A. degree in Political Science from Wheaton College.

EXECUTIVE COMPENSATION

Processes and Procedures for Compensation Decisions

Our compensation committee is responsible for the executive compensation programs for our executive officers and reports to our board of directors on its discussions, decisions and other actions. Typically, our Chief Executive Officer makes recommendations to our compensation committee, often attends committee meetings and is involved in the determination of compensation for the respective executive officers that report to her, except that our Chief Executive Officer does not make recommendations as to her own compensation. Our Chief Executive Officer makes recommendations to our compensation committee regarding short- and long-term compensation for all executive officers (other than herself) based on our results, an individual executive officer’s contribution toward these results and performance toward individual goal achievement. Our compensation committee then reviews the recommendations and other data and makes decisions as to total compensation for each executive officer, as well as each individual compensation component.

The compensation committee may form and delegate its authority to one or more subcommittees when appropriate. Additionally, the compensation committee is authorized to retain the services of one or more executive compensation advisors, as it sees fit, in connection with the establishment of our compensation programs and related policies.

Fiscal 2014 Summary Compensation Table

The following table provides information regarding the total compensation for services rendered in all capacities that was earned by each individual who served as our principal executive officer at any time in 2014, and our two other most highly compensated executive officers who were serving as executive officers as of December 31, 2014. These individuals were our named executive officers for 2014.

Name and Principal Position(1)	Year	Salary ($)	Bonus ($)	Stock Awards ($) (2)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)
Jayshree Ullal	2014	$301,154	—	—	$387,390	$300,000	—	$216	$988,760
	2013	$301,154	—	—	—	$20,000	—	$216	$321,370
Andreas Bechtolsheim	2014	$301,154	—	—	$12,636,257	$300,000	—	$216	$13,237,627
Anshul Sadana	2014	$238,923	—	—	$4,317,878	$250,000	—	$168	$4,806,969

(1)	Andreas Bechtolsheim and Anshul Sadana were not named executive officers for fiscal year 2013.
(2)

The amounts reported represent the aggregate grant-date fair value of the stock options awarded to the named executive officer, calculated in accordance with FASB ASC Topic 718. Such grant-date fair value does not take into account any estimated forfeitures related to service-vesting conditions. The assumptions used in calculating the grant-date fair value of the stock options reported in this column are set forth in Note 7 to our audited consolidated financial statements included in our Annual Report on Form 10-K, as filed with the SEC on March 12, 2015.

(3)	The amounts reported represent a one-time salary life insurance premium.

Non-Equity Incentive Plan

2014 Annual Incentive Plan

We sponsored a 2014 annual incentive plan (the “2014 Incentive Plan”), a sub-plan of our omnibus Employee Incentive Plan, that covered calendar year 2014. Our named executive officers were eligible to participate in our 2014 Incentive Plan. Incentives under our 2014 Incentive Plan were payable based on our achievement of certain company financial and operational targets. For calendar year 2014, the performance criteria included revenue, gross margin, operating income and product quality and innovation. Subject to achieving the performance metric, each participant was eligible to receive a target incentive payment as a percentage of the participant’s base salary. For calendar year 2014, the target incentives for each eligible named executive officer were $25,000 for threshold achievement and $75,000 for high achievement. In addition, an overachievement pool was established to provide incentives to high achievers in the event that we exceeded our expectations for the year. In light of our performance in excess of our plan by a wide margin, we approved incentives to our named executive officers as follows: (i) Jayshree Ullal, $300,000; (ii) Andy Bechtolsheim, $300,000; and (iii) Anshul Sadana, $250,000.

Executive Officer Employment Arrangements

Jayshree Ullal Offer Letter

We have entered into an offer letter with Jayshree Ullal, our President and Chief Executive Officer, pursuant to which Ms. Ullal is an at-will employee. Ms. Ullal’s current annual base salary is $300,000 per year and she is eligible for annual bonus of $50,000 at a mid-point level of achievement. Ms. Ullal is also eligible to participate in all of our standard health, vacation and other benefits offered to our employees.

Andreas Bechtolsheim

Mr. Bechtolsheim is a founder and our Chief Development Officer and as of April 9, 2015, our interim Chief Financial Officer. We have not entered into any formal employment letter with Mr. Bechtolsheim. Mr. Bechtolsheim is an at-will employee. Mr. Bechtolsheim’s current annual base salary is $300,000 per year and he is eligible for annual bonus of $50,000 at a mid-point level of achievement. Mr. Bechtolsheim is also eligible to participate in all of our standard health, vacation and other benefits offered to our employees.

Anshul Sadana Offer Letter

We have entered into an offer letter with Anshul Sadana, our Senior Vice President of Custom Engineering, pursuant to which Mr. Sadana is an at-will employee. Mr. Sadana’s current annual base salary is $240,000 per year and he is eligible for annual bonus of $50,000 at a mid-point level of achievement. Mr. Sadana is also eligible to participate in all of our standard health, vacation and other benefits offered to our employees.

Outstanding Equity Awards at 2014 Year-End

The following table sets forth information regarding outstanding stock options and stock awards held by our named executive officers as of December 31, 2014.

			Option Awards				Stock Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($) (1)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)
Jayshree Ullal	4/30/2011	(4)	—	—	—	—	550,000	$33,418,000
	1/13/2014	(5)	20,000		$22.49	1/12/2024	—	—
Andreas Bechtolsheim	1/13/2014	(6)	20,000	—	$22.49	1/12/2024	—	—
	5/20/2014	(7)	500,000	—	$38.00	5/19/2024	—	—
	12/16/2014	(8)	—	70,000	$68.34	12/15/2024	—	—
Anshul Sadana	10/04/2011	(9)	—	—	—	—	43,750	$2,658,250
	9/28/2012	(10)	—	—	—	—	20,000	$1,215,200
	1/07/2013	(11)	—	—	—	—	7,500	$455,700
	3/11/2013	(12)	—	—	—	—	42,000	$2,551,920
	4/19/2013	(13)	23,000	—	$7.76	4/18/2023	—	—
	1/13/2014	(14)	24,000	—	$22.49	1/12/2024	—	—
	2/11/2014	(15)	100,000	—	$30.67	2/10/2024	—	—
	12/16/2014	(16)	—	50,000	$68.34	12/15/2024	—	—

(1)	This column represents the fair market value of a share of our common stock on the date of grant, as determined by our board of directors.

(2)

Represents (i) restricted stock awards and (ii) shares of restricted stock issued upon the early exercise of stock options, in each case that remained unvested as of December 31, 2014. We have a right to repurchase any unvested shares subject to each such award if the holder of the award ceases to provide services to us prior to the date on which all shares subject to the award have vested in accordance with the applicable vesting schedule described in the footnotes below.

(3)

This column represents the market value of the shares of our common stock underlying the stock as of December 31, 2014, based on the closing price of our common stock, as reported on the New York Stock Exchange, of $60.76 per share on December 31, 2014.

(4)

These shares remain subject to a repurchase right held by us at the original exercise price, in the event of the termination of Ms. Ullal’s employment with us. These shares vest with respect to 1/5th of the shares granted one year from September 30, 2012 with the remaining shares vesting in equal amounts over the next 48 months.

(5)

The option is subject to an early exercise provision and is immediately exercisable. This option vests, subject to Ms. Ullal’s continued role as a service provider to us, with respect to 1/5th of the shares granted one year from December 1, 2016 with the remaining shares vesting in equal amounts over the next 48 months.

(6)

The option is subject to an early exercise provision and is immediately exercisable. This option vests, subject to Mr. Bechtolsheim’s continued role as a service provider to us, with respect to 1/5th of the shares granted one year from December 1, 2016 with the remaining shares vesting in equal amounts over the next 48 months.

(7)

The option is subject to an early exercise provision and is immediately exercisable. This option vests, subject to Mr. Bechtolsheim’s continued role as a service provider to us, with respect to 1/5th of the shares one year from September 30, 2016 with the remaining shares vesting in equal amounts over the next 48 months.

(8)

This option vests, subject to Mr. Bechtolsheim’s continued role as a service provider to us, with respect to 1/5th of the shares one year from December 1, 2014 with the remaining shares vesting in equal amounts over the next 48 months.

(9)

These shares remain subject to a repurchase right held by us at the original exercise price, in the event of the termination of Mr. Sadana’s employment with us. These shares vest with respect to 1/4th of the shares granted one year from September 30, 2012 with the remaining shares vesting in equal amounts over the next 36 months.

(10)

These shares remain subject to a repurchase right held by us at the original exercise price, in the event of the termination of Mr. Sadana’s employment with us. These shares vest with respect to 1/4th of the shares granted one year from August 1, 2013 with the remaining shares vesting in equal amounts over the next 36 months.

(11)

These shares remain subject to a repurchase right held by us at the original exercise price, in the event of the termination of Mr. Sadana’s employment with us. These shares vest with respect to 1/4th of the shares granted one year from December 1, 2013 with the remaining shares vesting in equal amounts over the next 36 months.

(12)

These shares remain subject to a repurchase right held by us at the original exercise price, in the event of the termination of Mr. Sadana’s employment with us. These shares vest with respect to 1/4th of the shares granted one year from December 1, 2015 with the remaining shares vesting in equal amounts over the next 36 months.

(13)

The option is subject to an early exercise provision and is immediately exercisable. This option vests, subject to Mr. Sadana’s continued role as a service provider to us, with respect to 1/4th of the shares granted one year from December 1, 2015 with the remaining shares vesting in equal amounts over the next 36 months.

(14)

The option is subject to an early exercise provision and is immediately exercisable. This option vests, subject to Mr. Sadana’s continued role as a service provider to us, with respect to 1/5th of the shares granted one year from December 1, 2016 with the remaining shares vesting in equal amounts over the next 48 months.

(15)

The option is subject to an early exercise provision and is immediately exercisable. This option vests, subject to Mr. Sadana’s continued role as a service provider to us, with respect to 1/5th of the shares granted one year from December 1, 2017 with the remaining shares vesting in equal amounts over the next 48 months.

(16)

This option vests, subject to Mr. Sadana’s continued role as a service provider to us, with respect to 1/5th of the shares granted one year from December 1, 2016 with the remaining shares vesting in equal amounts over the next 48 months.

Compensation Committee Report

The compensation committee has reviewed and discussed the section titled “Executive Compensation” with management. Based on such review and discussion, the compensation committee has recommended to the board of directors that the section titled “Executive Compensation” be included in this proxy statement.

Respectfully submitted by the members of the compensation committee of the board of directors:

Daniel Scheinman (Chair)

Charles Giancarlo

Equity Compensation Plan Information

The following table summarizes our equity compensation plan information as of December 31, 2014. Information is included for equity compensation plans approved by our stockholders and equity compensation plans not approved by our stockholders. We will not grant equity awards in the future under any of the equity compensation plans not approved by our stockholders included in the table below.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (1)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by stockholders(2)	13,761,885	17.63	12,263,173
Equity compensation plans not approved by stockholders	—	—	—
Total	13,761,885	17.63	12,263,173

(1)	The weighted average exercise price is calculated based solely on outstanding stock options.
(2)

Includes the following plans: Arista Networks, Inc. 2014 Equity Incentive Plan (“2014 Plan”) and Arista Networks, Inc. 2014 Employee Stock Purchase Plan (“ESPP”). Our 2014 Plan provides that on the first day of each fiscal year beginning in 2016 and ending in (and including) 2024, the number of shares available for issuance thereunder is automatically increased by a number equal to the least of (i) 12,500,000 shares, (ii) 3% of the outstanding shares of our common stock as of the last day of our immediately preceding year, or (iii) such other amount as our board of directors may determine. Our ESPP provides that on the first day of each fiscal year beginning in 2015 and ending in (and including) 2034, the number of shares available for issuance thereunder is automatically increased by a number equal to the least of (i) 2,500,000 shares, (ii) 1% of the outstanding shares of our common stock on the first day of such year, or (iii) such other amount as our board of directors may determine. On January 1, 2015, the number of shares available for issuance under our ESPP increased by 655,139 shares pursuant to these provisions. These increases are not reflected in the table above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of April 10, 2015 for:

•	each of our directors and nominees for director;

•	each of our named executive officers;

•	all of our current directors and executive officers as a group; and

•	each person or group, who beneficially owned more than 5% of our common stock.

We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable.

We have based our calculation of the percentage of beneficial ownership on 66,438,859 shares of our common stock outstanding as of April 10, 2015. We have deemed shares of our common stock subject to stock options that are currently exercisable or exercisable within 60 days of April 10, 2015, which are subject to vesting conditions expected to occur within 60 days of April 10, 2015 to be outstanding and to be beneficially owned by the person holding the stock option for the purpose of computing the percentage ownership of that person. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Arista Networks, Inc., 5453 Great America Parkway, Santa Clara, California 95054. The information provided in the table is based on our records, information filed with the SEC and information provided to us, except where otherwise noted.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% Stockholders:
Capital Research Global Investors(1)	3,623,598	5.45%
The 2010 David R. Cheriton Irrevocable Trust dtd July 27, 2010(2)	10,107,313	15.21
The Bechtolsheim Family Trust(3)	12,663,121	19.06
The 2000 Ullal Trust dated February 15, 2000(4)	4,019,645	6.05
Named Executive Officers and Directors:
Jayshree Ullal(4)(5)	7,326,245	11.02
Andreas Bechtolsheim(3)(6)	13,183,121	19.69
Anshul Sadana(7)	605,500	*
Charles Giancarlo(8)	73,334	*
Ann Mather(9)	50,000	*
Daniel Scheinman(10)	80,000	*
Marc Stoll(11)	50,000	*
Nikos Theodosopoulos(12)	25,000	*
All executive officers and directors as a group (10 persons) (13)	24,029,650	35.44

*	Represents beneficial ownership of less than one percent (1%) of the outstanding shares of our common stock.

(1)

Based solely upon a Schedule 13G filed with the SEC on February 13, 2015 by Capital Research Global Investors (“Capital”) reporting beneficial ownership as of December 31, 2014. Capital reported sole voting and dispositive power with respect to all of such shares. The address for Capital is 333 South Hope Street, Los Angeles, California 90071.

(2)

Includes 10,107,313 shares held in an irrevocable, directed trust for the benefit of the minor children of Mr. Cheriton. The trustee of the trust is the South Dakota Trust Company, LLC and Mr. Cheriton ultimately has the ability to replace the trustee. The investment management functions of the trust are handled by the investment committee of the trust. The sole member of the investment committee is Jon Goldstein, a principal of Constellation Wealth Advisor, LLC, who may be deemed to exercise sole voting and investment control over the shares. The address for the trustee of the trust is c/o South Dakota Trust Company, 201 South Phillips Ave., Suite 200, Sioux Falls, South Dakota 57104.

(3)

Includes 12,663,121 shares held by the Bechtolsheim Family Trust for which trust Mr. Bechtolsheim serves as trustee. Mr. Bechtolsheim may be deemed to exercise sole voting and investment power over such shares held by the trust.

(4)

Includes 4,019,645 shares held by the Jayshree Ullal and Vijay Ullal as Trustees of the 2000 Ullal Trust dated February 15, 2000, of which 466,667 shares remain subject to a repurchase right held by us at the original exercise price, as of a date within 60 days of April 10, 2015, in the event of the termination of Ms. Ullal’s employment with us. The repurchase right lapses as to approximately 16,667 shares per month. Mr. and Ms. Ullal may be deemed to be the beneficial owner of the shares and to have shared voting and investment control over such shares.

(5)

Includes 158,000 shares held by The SITA Foundation, a California non-profit, public benefit corporation. Vijay Ullal, the husband of Ms. Ullal, serves as President of the SITA Foundation. Mr. and Ms. Ullal may be deemed to exercise shared voting and investment control over these shares. Includes 3,128,600 shares held in trusts for Ms. Ullal’s family members for which trusts Ms. Ullal serves as trustee. Ms. Ullal may be deemed to exercise sole voting and investment control over shares held in each of the trusts. Includes 20,000 shares subject to outstanding options which may be exercised prior to vesting, as of a date within 60 days of April 10, 2015, none of which shares are vested and all of which may be repurchased by us, if exercised, at the original exercise price.

(6)

Includes 520,000 shares subject to outstanding options which may be exercised prior to vesting as of a date within 60 days of April 10, 2015, none of which shares are vested and all of which may be repurchased by us, if exercised, at the original exercise price.

(7)

Includes 90,000 shares held in a trust for Mr. Sadana’s children for which Mr. Sadana serves as trustee. Mr. Sadana may be deemed to exercise voting and investment control over shares held in the trust. Includes 368,500 shares held by Mr. Sadana, of which 97,833 shares remain subject to a repurchase right held by us at the original exercise price, as of a date within 60 days of April 10, 2015, in the event of the termination of Mr. Sadana’s employment with us. The repurchase right lapses as to approximately 3,791 shares per month. Also includes 147,000 shares subject to outstanding options which may be exercised prior to vesting, as of a date within 60 days of April 10, 2015, none of which shares are vested and all of which may be repurchased by us, if exercised, at the original exercise price.

(8)

Includes 73,334 shares held of record by Mr. Giancarlo as trustee of the Giancarlo Family Trust UAD 11/02/98. Mr. Giancarlo may be deemed to be the beneficial owner of the shares and to have voting and investment power over such shares. Includes 37,500 shares which may be repurchased by us at the original exercise price, as of a date within 60 days of April 10, 2015, in the event of the termination of Mr. Giancarlo’s services to us. The repurchase right lapses as to approximately 917 shares per month.
(9)

Includes 50,000 shares subject to outstanding options which may be exercised prior to vesting, as of a date within 60 days of April 10, 2015, 12,000 of which shares are vested and 38,000 of which shares may be repurchased by us, if exercised, at the original exercise price in the event of the termination of Ms. Mather’s services to us.

(10)

Includes 50,000 shares held by Mr. Scheinman, of which 36,667 are vested and 13,333 shares remain subject to a repurchase right held by us at the original exercise price, as of a date within 60 days of April 10, 2015, in the event of the termination of Mr. Scheinman’s services to us. The repurchase right lapses as to approximately 834 shares per month. Also includes 30,000 shares subject to outstanding options which may be exercised prior to vesting, as of a date within 60 days of April 10, 2015, 1,167 of which shares are vested and 28,833 of which shares may be repurchased by us, if exercised, at the original exercise price in the event of the termination of Mr. Scheinman’s services to us.

(11)

Includes 50,000 shares subject to outstanding options which may be exercised prior to vesting, as of a date within 60 days of April 10, 2015, 10,000 of which shares are vested and 40,000 of which shares may be repurchased by us, if exercised, at the original exercise price in the event of the termination of Mr. Stoll’s services to us.

(12)

Includes 25,000 shares subject to outstanding options which may be exercised prior to vesting, as of a date within 60 days of April 10, 2015, 5,833 of which shares are vested and 19,167 of which shares may be repurchased by us, if exercised, at the original exercise price in the event of the termination of Mr. Theodosopoulos’ services to us.

(13)

Includes 1,365,000 shares subject to outstanding options which may be exercised prior to vesting, as of a date within 60 days of April 10, 2015, 103,167 of which shares are vested and 1,261,833 of which shares may be repurchased by us, if exercised, at the original exercise price in the event of the termination of employment or other services to us.

RELATED PERSON TRANSACTIONS

In addition to the compensation arrangements, including employment, termination of employment and change in control arrangements discussed above in the sections titled “Board of Directors and Corporate Governance – Director Compensation” and “Executive Compensation,” we describe below transactions and series of similar transactions, since the beginning of our last fiscal year, to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•

any of our directors, nominees for director, executive officers or holders of more than 5% of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.

Other than as described below, there has not been, nor is there any currently proposed, transactions or series of similar transactions to which we have been or will be a party.

Investors’ Rights Agreement

We are party to an investors’ rights agreement which provides, among other things, that certain holders of our common stock have the right to demand that we file a registration statement or request that their shares of our common stock be covered by a registration statement that we are otherwise filing.

2011 Note and Common Stock Financing

In January 2011, we entered into a note and common stock purchase agreement with two trusts that are related to two of our co-founders pursuant to which we issued and sold $25.0 million aggregate principal amount of subordinated convertible promissory notes. The interest rate on the subordinated convertible promissory notes was 6.0% per annum, computed on the basis of the actual number of days elapsed and a year of 365 days. All unpaid principal and accrued interest on the subordinated convertible promissory notes was due and payable on the earlier of December 31, 2014 or upon the occurrence of an event of default. In conjunction with the issuance of subordinated convertible promissory notes, we also issued an aggregate of 2,000,000 shares of common stock to the participants in the transaction at a price per share of $0.005.

The two trusts that are related to two of our co-founders agreed to convert the principal and interest amount outstanding under their subordinated convertible promissory notes into shares of our common stock at the initial public offering price.

The number of shares of common stock issued in the conversion of the subordinated convertible promissory notes set forth below were determined based on conversion of the notes at the common stock price per share of $43.00, which was the initial public offering price. The following table summarizes the investment amounts of the two trusts related to two of our co-founders:

Name	Principal Amount of Notes	Shares of Common Stock issued	Shares of Common Stock issued upon conversion of Notes
The 2010 David R. Cheriton Irrevocable Trust dtd July 27, 2010	$12,500,000	312,500	350,621
The Bechtolsheim Family Trust	$12,500,000	312,500	350,621

Other Transactions

We have granted stock options to our named executive officers and certain of our directors. See the section titled “Executive Compensation—Outstanding Equity Awards at 2014 Year-End” for a description of these stock options.

Other than as described above under this section titled “Related Party Transactions,” since January 1, 2014, we have not entered into any transactions, nor are there any currently proposed transactions, between us and a related party where the amount involved exceeds, or would exceed, $120,000, and in which any related person had or will have a direct or indirect material interest. We believe the terms of the transactions described above were comparable to terms we could have obtained in arm’s-length dealings with unrelated third parties.

Policies and Procedures for Related Party Transactions

Our audit committee has the primary responsibility for reviewing and approving or ratifying related party transactions. We have a formal written policy providing that a related party transaction is any transaction between us and an executive officer, director, nominee for director, beneficial owner of more than 5% of any class of our capital stock, or any member of the immediate family of any of the foregoing persons, in which such party has a direct or indirect material interest and the aggregate amount involved exceeds $120,000. In reviewing any related party transaction, our audit committee is to consider the relevant facts and circumstances available to our audit committee, including, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, and the extent of the related party’s interest in the transaction. Our audit committee has determined that certain transactions will be deemed to be pre-approved by our audit committee, including certain executive officer and director compensation, transactions with another company at which a related party’s only relationship is as a non-executive employee, director or beneficial owner of less than 10% of that company’s shares, transactions where a related party’s interest arises solely from the ownership of our common stock and all holders of our common stock received the same benefit on a pro rata basis, and transactions available to all employees generally. If advance approval of a transaction is not feasible, the chair of our audit committee may approve the transaction and the transaction may be ratified by our audit committee in accordance with our formal written policy.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that our executive officers and directors, and persons who own more than 10% of our common stock, file reports of ownership and changes of ownership with the SEC. Such directors, executive officers and 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

SEC regulations require us to identify in this proxy statement anyone who filed a required report late during the most recent fiscal year. Based on our review of forms we received, or written representations from reporting persons stating that they were not required to file these forms, we believe that during our fiscal ended December 31, 2014, all Section 16(a) filing requirements were satisfied on a timely basis.

Legal Proceedings

OptumSoft, Inc. Matters

On April 4, 2014, OptumSoft filed a lawsuit against us in the Superior Court of California, Santa Clara County titled OptumSoft, Inc. v. Arista Networks, Inc., in which it asserts (i) ownership of certain components of our EOS network operating system pursuant to the terms of a 2004 agreement between the companies and (ii) breaches of certain confidentiality and use restrictions in that agreement. Under the terms of the 2004 agreement, OptumSoft provided us with a non-exclusive, irrevocable, royalty-free license to software delivered by OptumSoft comprising a software tool used to develop certain components of EOS and a runtime library that is incorporated into EOS. The 2004 agreement places certain restrictions on our use and disclosure of the OptumSoft software and gives OptumSoft ownership of improvements, modifications and corrections to, and derivative works of, the OptumSoft software that we develop.

In its lawsuit, OptumSoft has asked the Court to order us to (i) give OptumSoft copies of certain components of our software for evaluation by OptumSoft, (ii) cease all conduct constituting the alleged confidentiality and use restriction breaches, (iii) secure the return or deletion of OptumSoft’s alleged intellectual property provided to third parties, including our customers, (iv) assign ownership to OptumSoft of OptumSoft’s alleged intellectual property currently owned by us, and (v) pay OptumSoft’s alleged damages, attorney’s fees, and costs of the lawsuit. David Cheriton, one of our founders and a former member of our board of directors who resigned from our board of directors on March 1, 2014 and has no continuing role with us, is a founder and, we believe, the largest stockholder and director of OptumSoft. The 2010 David R. Cheriton Irrevocable Trust dtd July 27, 2010, a trust for the benefit of the minor children of Mr. Cheriton, is one of our largest stockholders.

OptumSoft has identified in confidential documents certain software components it claims to own, which are generally applicable tools and utility subroutines and not networking specific code. We cannot assure which software components OptumSoft may ultimately claim to own in the litigation or whether such claimed components are material.

On April 14, 2014, we filed a cross-complaint against OptumSoft, in which we assert our ownership of the software components at issue and our interpretation of the 2004 agreement. Among other things, we assert that the language of the 2004 agreement and the parties’ long course of conduct support our ownership of the disputed software components. We ask the Court to declare our ownership of those software components, all similarly-situated software components developed in the future and all related intellectual property. We also assert that, even if we are found not to own any particular components at issue, such components are licensed to us under the terms of the 2004 agreement. However, there can be no assurance that our assertions will ultimately prevail in litigation.

On the same day, we also filed an answer to OptumSoft’s claims, as well as affirmative defenses based in part on OptumSoft’s failure to maintain the confidentiality of its claimed trade secrets, its authorization of the disclosures it asserts and its delay in claiming ownership of the software components at issue. We have also taken additional steps to respond to OptumSoft’s allegations that we improperly used and/or disclosed OptumSoft confidential information. While we believe we have strong defenses to these allegations, we believe we have (i) revised our software to remove the elements we understand to be the subject of the claims relating to improper use and disclosure of OptumSoft confidential information and made the revised software available to our customers and (ii) removed information from our website that OptumSoft asserted disclosed OptumSoft confidential information.

The court set a trial date for Phase I of the proceedings relating to contract interpretation and application of the contract to certain claimed source code for September 14, 2015. The remaining issues are currently scheduled to be tried in April 2016.

At this stage in the litigation, we do not believe a loss is probable and we are unable to estimate a possible loss or range of possible loss.

We intend to vigorously defend against any action brought against us by OptumSoft. However, we cannot be certain that, if litigated, any claims by OptumSoft would be resolved in our favor. For example, if it were determined that OptumSoft owned components of our EOS network operating system, we would be required to transfer ownership of those components and any related intellectual property to OptumSoft. If OptumSoft were the owner of those components, it could make them available to our competitors, such as through a sale or license. In addition, if OptumSoft were to bring actual litigation, it could assert additional or different claims against us, including claims that our license from OptumSoft is invalid. An adverse litigation ruling could result in a significant damages award against us and injunctive relief. In addition, if our license was ruled to have been terminated, and we were not able to negotiate a new license from OptumSoft on reasonable terms, we could be prohibited from selling products that incorporate OptumSoft intellectual property. Any such adverse ruling could materially adversely affect our business, prospects, results of operations and financial condition. Whether or not we prevail in a lawsuit, we expect that any litigation would be expensive, time-consuming and a distraction to management in operating our business.

Fiscal Year 2014 Annual Report and SEC Filings

Our financial statements for our fiscal year ended December 31, 2014 are included in our Annual Report on Form 10-K, which we will make available to stockholders at the same time as this proxy statement. This proxy statement and our annual report are posted on the Financial Information portion of our website at http://investors.arista.com and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our annual report without charge by sending a written request to Arista Networks, Inc., Attention: Investor Relations, 5453 Great America Parkway, Santa Clara, California 95054.

*        *         *

The board of directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote the shares of our common stock they represent in accordance with their own judgment on such matters.

It is important that your shares of our common stock be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone or by using the Internet as instructed on the enclosed proxy card or execute and return, at your earliest convenience, the enclosed proxy card in the envelope that has also been provided.

THE BOARD OF DIRECTORS

Santa Clara, California

April 22, 2015

ARISTA NETWORKS, INC.

5453 GREAT AMERICA PARKWAY

SANTA CLARA, CA 95054

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 31, 2015. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ElECTRONIC DElIVERY Of fuTuRE PROXY MATERIAlS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 31, 2015. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIl

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge,

51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M92271-P65855 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

ARISTA NETWORKS, INC. for Withhold for All To withhold authority to vote for any individual All All Except nominee(s), mark “For All Except” and write the

The Board of Directors recommends you vote fOR the number(s) of the nominee(s) on the line below. following:

1. Election of Directors ! ! !

Nominees:

01) Andreas Bechtolsheim 02) Jayshree Ullal

The Board of Directors recommends you vote fOR the following proposal: for Against Abstain

2. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2015. ! ! !

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M92272-P65855

ARISTA NETWORKS, INC. Annual Meeting of Shareholders June 1, 2015 10:00 AM

This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Andreas Bechtolsheim and Jayshree Ullal, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of ARISTA NETWORKS, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 10:00 AM, PDT on June 1, 2015, at the Company's headquarters located at 5453 Great America Parkway, Santa Clara, California 95054 and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side